                                                                     EXHIBIT 4.1
                              IMX EXCHANGE, INC.

                          FOURTH AMENDED AND RESTATED
                           INVESTOR RIGHTS AGREEMENT

     This Fourth Amended and Restated Investor Rights Agreement (this "Agreement") is made as of February 18, 2000 by and among IMX Exchange, Inc., a Delaware corporation (the "Company"), the Administrator of the estate of Stephen
K. Fraser (the "Founder"), the entities listed as "Investors" on signature pages hereto (individually, an "Investor" and collectively, the "Investors"), and First Corp. (the "Lender").

                                   RECITALS
                                   --------

     WHEREAS, certain Investors (the "Prior Purchasers") purchased from the Company and the Company sold to the Prior Purchasers an aggregate of 4,216,216 shares of Series A Preferred Stock pursuant to a Series A Preferred Stock Purchase Agreement dated December 20, 1996 (the "Series A Purchase Agreement"), 4,970,179 shares of Series B Preferred Stock pursuant to a Series B Preferred Stock Purchase Agreement dated August 12, 1997 (the "Series B Purchase Agreement"), 6,822,579 shares of Series C Preferred Stock pursuant to a Series C Preferred Stock Purchase Agreement dated March 3, 1998 (the "Series C Purchase Agreement") and 8,763,958 shares of Series D Preferred Stock pursuant to a Series D Preferred Stock Purchase Agreement dated January 22, 1999 (the "Series D Agreement");

     WHEREAS, the Lender holds a warrant to purchase 11,000 shares of the Company's Series B Preferred Stock (the "Warrant");

     WHEREAS, in connection with the Series A Purchase Agreement, the Series B Purchase Agreement, the Series C Purchase Agreement, the Series D Purchase Agreement and the Warrant, the Prior Purchasers and Stephen K. Fraser were granted certain rights and privileges set forth in the Third Amended and Restated Investor Rights Agreement dated January 22, 1999 (the "Prior Rights Agreement");

     WHEREAS, certain of the Investors and the Company have entered or will enter into a Series E Preferred Stock Purchase Agreement (the "Series E Purchase Agreement") dated the date hereof in which such Investors purchased or will purchase from the Company and the Company sold or will sell to such Investors up to 5,500,000 shares of Series E Preferred Stock;

     WHEREAS, the obligations of the Company and such Investors under the Series E Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Investors and the Company; and

     WHEREAS, the Company, the Investors, the Founder and the Lender desire to enter into this Agreement and to amend, restate and replace their rights under the Prior Rights Agreement with the rights set forth in this Agreement as provided in Section 16.1 of the Prior Rights Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, all parties hereto agree as follows:

     1.   Certain Definitions.  All capitalized terms used and not otherwise
          -------------------
defined herein shall have the meanings given them in the Series E Purchase Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

          "Commission" shall mean the Securities and Exchange Commission or any
           ----------
other federal agency at the time administering the Securities Act.

          "Common Stock" shall mean the Common Stock of the Company.
           ------------

          "Conversion Stock" shall mean the Common Stock issued or issuable
           ----------------
pursuant to conversion of the Preferred Stock.

          "Holder(s)" shall mean (i) any Investor holding Registrable
           ---------
Securities, (ii) any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 510 hereof, (iii) following any exercise of the Warrant, the Lender, and (iv) for the limited purposes set forth in Section 52 hereof, the Founder.

          "Initiating Holders" shall mean any Holders who in the aggregate hold
           ------------------
at least forty percent (40%) of the outstanding Registrable Securities.

          "Permitted Holder(s)" shall mean any person holding registration
           -------------------
rights as to whom the grant of such rights has been authorized in accordance with Section 54 hereof.

          "Preferred Stock" shall mean (i) the Series A Preferred Stock of the
           ---------------
Company issued pursuant to the Series A Purchase Agreement, the Series B Preferred Stock of the Company issued pursuant to the Series B Purchase Agreement, the Series C Preferred Stock of the Company issued pursuant to the Series C Purchase Agreement, the Series D Preferred Stock of the Company issued pursuant to the Series D Purchase Agreement and the Series E Preferred Stock of the Company issued pursuant to the Series E Agreement, as such agreements may be amended from time to time, and (ii) up to 11,000 shares of Series B Preferred Stock of the Company issued to the Lender upon the exercise of the Warrant.

          "Registrable Securities" means the Conversion Stock and any Common
           ----------------------
Stock of the Company issued or issuable in respect of the Conversion Stock upon any stock split, stock dividend, recapitalization or similar event, or any Common Stock otherwise issuable with respect to the Conversion Stock; provided, however, that shares of Conversion Stock or other securities shall be treated as Registrable Securities only if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.

          The terms "register," "registered" and "registration" refer to a
                     --------    ----------       ------------
registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

          "Registration Expenses" shall mean all expenses, except as otherwise
           ---------------------
stated below, incurred by the Company in complying with Sections 51, 52 and 53 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any services of the Company's independent auditors incident to or required by any such registration including, without limitation, the expenses of any regular or special audits incident to or required by such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company, and Selling Expenses) and the reasonable fees and disbursements of one counsel for all Holders selected by the Holders and approved by the Company (which consent will not be unreasonably withheld).

          "Restricted Securities" shall mean the securities of the Company
           ---------------------
required to bear the legend set forth in Section 3 hereof (or any similar legend).

          "SBIC Investor" means an Investor that is a licensed Small Business
           -------------
Investment Company.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or
           --------------
any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          "Selling Expenses" shall mean all underwriting discounts, selling
           ----------------
commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth under "Registration Expenses," all reasonable fees and disbursements of counsel for any Holder.

     2.   Restrictions on Transferability.  The Preferred Stock, the Conversion
          -------------------------------
Stock and any other securities issued in respect of the Preferred Stock or the Conversion Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Investor or Lender, as the case may be, will cause any proposed purchaser, assignee, transferee, or pledgee of any such shares held by such Investor or Lender, as the case may be, to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

     3.   Restrictive Legend.  Each certificate representing (i) the Preferred
          ------------------
Stock, (ii) the Conversion Stock, and (iii) any other securities issued in respect of the Preferred Stock or the Conversion Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 4 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

     "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION
     STATEMENT IN EFFECT WITH RESPECT TO THE

     SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT
     REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

     Each Investor and/or Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Preferred Stock or the Common Stock in order to implement the restrictions on transfer established in this Agreement.

     4.   Notice of Proposed Transfers.  The Holder of each certificate
          ----------------------------
representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 4. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than (i) a transfer not involving a change in beneficial ownership, (ii) in transactions involving the transfer or distribution of Restricted Securities by a Holder that is a partnership, corporation or limited liability company to (A) a partner of such partnership, a stockholder of such corporation or member of such limited liability company, (B) a retired partner of such partnership who retires after the date hereof, (C) the estate of any such partner, stockholder or member, or
(D) an affiliate (as defined in Rule 405 under the Securities Act) of any such partnership, corporation or limited liability company, (iii) in transactions involving the transfer without consideration of Restricted Securities by the Investor during his lifetime by way of gift or on death by will or intestacy,
(iv) in transactions involving the transfer or distribution of Restricted Securities by a corporation or partnership to an affiliate (as defined in Rule 405 under the Securities Act) or (v) in transactions in compliance with Rule 144 (provided that the Holder provides a statement of circumstances to indicate that Rule 144 is applicable), so long as each such transferee agrees in writing to be bound by the terms of this Agreement), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, at such Holder's expense, if reasonably requested by the Company, by either (i) an unqualified written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "No Action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in
Section 3 above, except that such certificate shall not bear such restrictive legend if, (i) in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provision of the Securities Act; (ii) such transfer is made pursuant to Rule 144(k); or (iii) such transfer is otherwise made pursuant to Rule 144 and counsel for the Company does not deem it necessary to require such legend. Notwithstanding the foregoing, no such opinion of counsel or "No Action" letter shall be necessary for a transfer without value by an Investor to an affiliate (as such term is defined in Rule 405 under the Securities Act) of such Investor, if the transferee agrees in writing to be subject to the terms of this Agreement.

     5.   Registration.
          ------------

          5.1  Requested Registration.
               ----------------------

               (a)  Request for Registration.  In case the Company shall receive
                    ------------------------
from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to more than forty percent (40%) of the outstanding shares of the Registrable Securities, or any lesser number of shares if the anticipated aggregate offering price, before underwriting discounts and commissions, would exceed (i) with respect to the first underwritten firm commitment public offering of securities of the Company, Fifteen Million Dollars ($15,000,000) at a price per share of not less than $8.00 (adjusted to reflect stock dividends, stock splits or other recapitalizations), or (ii) with respect to any other public offering, Five Million Dollars ($5,000,000), the Company will:

                    (i) within 20 days of receipt of such request, give written notice of the proposed registration, qualification or compliance to all other Holders; and

                    (ii) use its best efforts to effect, as soon as practicable, such registration, qualification or compliance (including, without limitation, the filing of post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all of such Registrable Securities as are specified in such request, together with all of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 51:

                           (A) In any particular jurisdiction in which the
Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                           (B) Prior to the earlier of January 22, 2003 or six
months after the effective date of the Company's first registered public offering of its stock;

                           (C) If the Company, within thirty (30) days of the
receipt of the request of the Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within ninety (90) days of receipt of such request (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), which registration statement is subject to Section 52 hereof, provided that the Company in good faith uses all reasonable efforts to cause such registration statement to become effective in a timely manner;

                           (D) During the period starting with the date of
filing of, and ending on the date 180 days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a

Rule 145 transaction or with respect to an employee benefit plan) which registration statement is subject to Section 52 hereof, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

                           (E) After the Company has effected two (2) such
registrations pursuant to this Section 51, and such registrations have been declared or ordered effective and pursuant to which securities have been sold; or

                           (F) If the Company shall furnish to such Initiating
Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, in which case the Company's obligation to use its best efforts to register, qualify or comply under this Section 51 shall be deferred for a period not to exceed 60 days from the date of receipt of written request from the Initiating Holders, provided that the Company may not exercise this deferred right more than twice per twelve-month period.

                    Subject to the foregoing clauses through , the Company shall file a registration statement under the Securities Act covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.

               (b)  Underwriting.  In the event that a registration pursuant to
                    ------------
Section 51 is for a public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 51, and the right of any Holder to include its Registrable Securities in such registration pursuant to this Section 51 shall be conditioned upon such Holder's participation in such underwriting arrangements, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

                    The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company, but subject to the Initiating Holders' reasonable approval. Notwithstanding any other provision of this Section 51, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders and Permitted Holders (which Permitted Holders have rights on par with and not subordinate to the Holders) requesting registration in proportion, as nearly as practicable, to the respective amounts of Registrable Securities or other securities entitled to registration rights held by such Holders or Permitted Holders (which Permitted Holders have rights on parity with and not subordinate to the Holders) at the time of filing the registration statement; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company not entitled to registration rights pursuant to this Section 51 are first entirely excluded from the underwriting and registration, and thereafter, all securities held by the Founder are entirely excluded from the underwriting and registration. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in any such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder or Permitted Holder to the nearest 100 shares.

                    If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a non-registered public distribution prior to 180 days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

          5.2  Company Registration.
               --------------------

               (a)  Notice of Registration.  If at any time or from time to
                    ----------------------
time the Company shall determine to register any of its equity securities, either for its own account or for the account of a security holder or holders, other than (A) a registration relating solely to employee benefit plans, or (B) a registration relating solely to a Rule 145 transaction, the Company will:

                    (i) promptly give to each Holder written notice thereof, and

                    (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within thirty (30) days after receipt of such written notice from the Company, by any Holder.

               (b)  Underwriting.  If the registration of which the Company
                    ------------
gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 52. In such event the right of any Holder to registration pursuant to Section 52 shall be conditioned upon such Holder's participation in such underwriting, and the inclusion of Registrable Securities in the underwriting shall be limited to the extent provided herein.

                    All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 52, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities and other securities entitled to registration rights to be included in such registration (i) in the case of the Company's initial public offering, to zero, provided that any such
                                                --------
limitation or "cut-back" shall first be applied to all shares proposed to be sold in such offering other than for the account of the Company that are not Registrable Securities or other securities entitled to registration rights, and thereafter to all securities held by the Founder, and thereafter to shares proposed to be sold by stockholders with registration rights other than those granted pursuant to this Agreement, and (ii) in the case of any other offering, to an amount no less than twenty-five percent (25%) of all shares to be included in such offering, provided that (x) any such
                                            --------
limitation or "cut-back" shall first be applied to all shares proposed to be sold in such offering other than for the account of the Company which are not Registrable Securities or other securities entitled to registration rights, and thereafter to all securities held by the Founder, and thereafter to shares proposed to be sold by stockholders with registration rights other than those granted pursuant to this Agreement, and (y) notwithstanding clause (x), in no event shall any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 51 be excluded from such offering. The Company shall so advise all Holders and other holders distributing their securities through such underwriting, and the number of shares of Registrable Securities or other securities that may be included in the registration and underwriting shall be first allocated among all the Holders and Permitted Holders (which Permitted Holder has rights on parity with and not subordinate to the Holders) in proportion, as nearly as practicable, to the respective amounts of Registrable Securities or other securities entitled to registration rights held by such Holder or Permitted Holder at the time of filing the Registration Statement. For purposes of the preceding sentence concerning apportionment, for any Holder that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, together with the estates and family members of any such partners and retired partners and any trust for the benefit of any of the foregoing persons or any affiliate (as defined in Rule 405 under the Securities Act) of the foregoing persons, shall be deemed to be a single "Holder," and any pro rata reduction with respect to such Holder shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or Permitted Holder to the nearest 100 shares.

                    If any Holder or Permitted Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a non-registered public distribution prior to 180 days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

               (c)  Right to Terminate Registration.  The Company shall have
                    -------------------------------
the right to terminate or withdraw any registration initiated by it under this
Section 52 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with
Section 55 hereof.

               (d)  Registration Rights of Founder.  The Founder shall be
                    ------------------------------
entitled to include any shares of Common Stock of the Company held by him in any registration that is subject to Section 52 above, subject to the limitations, obligations and restrictions set forth in Section 52 above. In such event, the Founder shall be deemed to be a "Holder" for purposes of Sections 56 and 57 hereof and this Section 52.

          5.3  Registration on Form S-3.
               ------------------------

               (a) If any Holder or Holders request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities at such time as the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, and either (i) the reasonably anticipated aggregate price to the public of such shares would equal or exceed $500,000 or
(ii) such Holder or Holders in the aggregate hold not less than twenty percent (20%) of the outstanding Registrable Securities, then the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering as soon as practicable on such form and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder or Holders may reasonably request; provided, however, that the Company shall not be required to effect more than two registrations pursuant to this Section 5.3 in any twelve
(12) month period. The Company shall promptly inform other Holders of the proposed registration and offer them the opportunity to participate and shall include in such registration all the Registrable Securities specified in a written request or requests made within thirty (30) days after receipt of notice from the Company by the Holder. In the event the registration is proposed to be part of a firm commitment underwritten public offering, the substantive provisions of Section 5.1(b) shall be applicable to each such registration initiated under this Section 5.3.

               (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 53:

                    (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                    (ii) if the Company, within thirty (30) days of the receipt of the request of the initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within ninety (90) days of receipt of such request (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), which registration statement is subject to Section 52 hereof, provided that the Company in good faith uses all reasonable efforts to cause such registration statement to become effective in a timely manner;

                    (iii) during the period starting with the date of filing of, and ending on the date 180 days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan) which registration statement is subject to Section 52 hereof, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                    (iv) if the Company shall furnish to such Holder or Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company or its stockholders for registration statements to be filed in the near future, in which case the

Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed sixty (60) days from the receipt of the request to file such registration statement by such Holder or Holders, provided that the Company may not exercise this deferral right more than twice per twelve-month period.

          5.4  Limitations on Subsequent Registration Rights.  From and after
               ---------------------------------------------
the date hereof, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities without the written consent of the holders of a majority of the Registrable Securities then outstanding, unless (i) such other registration rights are subordinate to the registration rights granted to the Holders hereunder and the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included in a given registration, and (ii) the holders of such rights are subject to market standoff obligations no more favorable to such persons than those contained herein.

          5.5  Expenses of Registration.  All Registration Expenses incurred in
               ------------------------
connection with (i) two registrations pursuant to Section 51, (ii) all registrations pursuant to Section 52, and (iii) all registrations pursuant to
Section 53, shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered.

          5.6  Registration Procedures.  In the case of each registration,
               -----------------------
qualification or compliance effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

               (a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred twenty (120) days or until the distribution described in the registration statement has been completed, whichever first occurs;

               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

               (c) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus and final prospectus, each in conformity with the Securities Act, and such other documents as such Holders and underwriters may reasonably request in order to facilitate the public offering of such securities;

               (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriters of such offering; each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

               (f) Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

               (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or authorized for quotation on each automated quotation system on which similar securities issued by the Company are then listed or authorized for quotation;

               (h) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

               (i) Provide a transfer agent and registrar and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

               (j) In the event of any underwritten public offering, cooperate with the participating Holders, the underwriters participating in the offering and their counsel in any due diligence investigation reasonably requested by the participating Holders or the underwriters in connection therewith, and participate, to the extent reasonably requested by the managing underwriter for the offering or the participating Holders, in efforts to sell the Registrable Securities under the offering (including, without limitation, participating in "roadshow" meetings with prospective investors) that would be customary for underwritten primary offerings of a comparable amount of equity securities by the Company.

          5.7  Indemnification.
               ---------------

               (a) The Company will indemnify and hold harmless each Holder of Registrable Securities included in a registration pursuant to this Agreement, each of its officers and directors and partners, members, managers, stockholders and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act of 1934, as amended, state securities law or any Rule or regulation promulgated under the such laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors and partners, stockholders, members, managers, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by any Holder, controlling person or underwriter and stated to be specifically for use therein; provided, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or the amended prospectus filed with the Commission pursuant to Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, and if the Final Prospectus would have cured the defect giving rise to the loss, liability, claim or damage; provided that such indemnity agreement contained in this Section 57 shall not apply to amounts paid in settlement of any such loss, liability, claim or damage if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld.

               (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, directors and partners, stockholders, members, managers and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, partners, stockholders, members, managers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Holder under this Section 57 shall be limited in an amount equal to the net proceeds of the shares sold by such Holder, unless such liability arises out of or is based upon a willful material misrepresentation by such Holder. Such indemnity agreement contained in this Section 57 shall not apply to amounts paid in settlement of any such loss, liability, claim or damage of such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld.

               (c) Each party entitled to indemnification under this Section 57 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 57 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action, in which case the Indemnifying Party shall be relieved of its obligations under this Section 57 to the extent of such prejudice (the omission to so deliver written notice to the Indemnifying Party will not relieve it of any liability that it may have to any Indemnified Party otherwise than as set forth in this
Section 57), and provided further that the Indemnifying Party shall not assume the defense for matters as to which representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them, but shall instead in such event pay the fees and costs of separate counsel for the Indemnified Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

               (d) If the indemnification provided for in this Section 57 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission, provided, however, that, in any such case, (A) no such
                       -----------------
Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, net of Selling Expenses; and (B) no person or entity guilty or fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

               (e)  The obligations of the Company and Holders under this
Section 57 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.

          5.8  Information by Holder.  The Holder or Holders of Registrable
               ---------------------
Securities included in any registration undertaken pursuant to this Agreement shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

          5.9  Rule 144 Reporting.  With a view to making available the benefits
               ------------------
of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration or pursuant to a registration statement on Form S-3, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

               (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Securities Exchange Act of 1934, as amended;

               (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (at any time after it has become subject to such reporting requirements); and

               (c) So long as a Holder owns any Restricted Securities, to furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and of the Securities Act and the Securities Exchange Act of 1934, as amended (at any time after it has become subject to such reporting requirements), or as to its eligibility to file a registration statement on Form S-3 with respect to the resale of Registrable Securities, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any Rule or regulation of the Commission allowing the Holder to sell any such securities without registration or pursuant to Form S-3 (at any time after the Company has become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended).

          5.10 Transfer of Registration Rights.  The rights to cause the Company
               -------------------------------
to register securities granted Holders under Sections 51, 52 and 53 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by the Holder provided that: (i) such transfer may otherwise be effected in accordance with applicable securities laws, (ii) such assignee or transferee acquires at least 250,000 shares of Preferred Stock and/or Conversion Stock held by the assignor or transferor (appropriately adjusted for recapitalizations, stock splits and the like) or such lesser number, if it constitutes all such shares held by the assignor or transferor, (iii) written notice is promptly given to the Company and (iv) such transferee agrees to be bound by the provisions of this Agreement. Notwithstanding the foregoing, the rights to cause the Company to register securities may be assigned by any Holder that is a partnership, corporation or limited liability company to (A) a partner of such partnership, a stockholder of such corporation or member of such limited liability company, (B) a retired partner of such partnership who retires after the date hereof, (C) the estate of any such partner, stockholder or member or (D) an affiliate (as defined in Rule 405 under the Securities Act) of any such partnership, corporation or limited liability company, provided written notice thereof is promptly given to the Company and the transferee agrees to be bound by the provisions of this Agreement.

          5.11 Termination of Registration Rights.  The rights granted pursuant
               ----------------------------------
to Sections 51, 52 and 53 of this Agreement shall terminate as to any Holder upon the earliest of (i) at such time as such Holder holds less than 1% of the Company's outstanding stock and is able (A) to sell all of his Registrable Securities pursuant to Rule 144(k) promulgated under the Securities Act, or (B) to sell all Registrable Securities held by him in one three (3) month period under Rule 144 promulgated under the Securities Act; or (ii) five (5) years after the effective date of the Company's first registered public offering of its stock (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan).

     6.   Financial Information.  The Company will provide the following reports
          ---------------------
to each holder of at least 1,000,000 shares of Preferred Stock and/or Conversion Stock (appropriately adjusted for recapitalizations, stock splits and the like) (each such holder referred to herein as a "Qualified Investor"):

          (i) As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of operations and of cash flows and stockholders' equity of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles ("GAAP") and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by independent public accountants of national standing selected by the Company, and a capitalization table in reasonable detail for such fiscal year.

          (ii) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of operations and of cash flows of the Company and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP (other than for accompanying notes), subject to changes resulting from year-end audit adjustments, in reasonable detail and accompanied by a certificate signed by the principal financial or accounting officer of the Company certifying that such financial statements have been prepared in accordance with GAAP and fairly present the Company's financial condition and results of operation as of the date and for the period specified therein, and a capitalization table in reasonable detail for such quarterly period, if requested by a Qualified Investor.

          (iii) At least thirty (30) days after the beginning of each fiscal year, a budget adopted by the Company's Board of Directors for the fiscal year, prepared on a monthly basis, and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

          (iv) Within thirty (30) days after the end of the first and second monthly accounting period in each quarter, a consolidated condensed balance sheet of the Company and its subsidiaries, if any, as of the end of each such monthly period, and consolidated condensed statement of operations of the Company and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP (other than for accompanying notes), subject to changes resulting from year-end audit adjustments, together with a statement of the chief financial or accounting officer of the Company explaining any differences from the budget for such monthly accounting period, and signed by the principal financial or accounting officer of the Company certifying that such financial statements have been prepared in accordance with GAAP and fairly present the Company's financial condition and results of operation as of the date and for the period specified therein.

          (v) As soon as practicable after the meeting of the Board of Directors at which the annual business plan is presented by management, a copy of such business plan.

     7.   Right of First Offer.
          --------------------

               (a) The Company hereby grants to each Qualified Investor the right of first offer to purchase its Pro Rata Share of New Securities (as defined in this Section 7) which the Company may, from time to time, propose to sell and issue. For purposes of this right of first offer, "Pro Rata Share" shall mean the ratio that (i) the sum of the number of shares of Common Stock then held by such Holder and the number of shares of Common Stock issuable upon conversion of the Preferred Stock then held by such Holder bears to (ii) the sum of the total number of shares of Common Stock then outstanding and the number of shares of Common Stock issuable upon conversion of all the then outstanding shares of Preferred Stock.

               (b) Except as set forth below, "New Securities" shall mean any shares of capital stock of the Company, including Common Stock and any series of preferred stock, whether now authorized or not, and rights, options or warrants to purchase said shares of Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for said shares of Common Stock or preferred stock. Notwithstanding the foregoing, "New Securities" does not include (i) the Conversion Stock, (ii) Common Stock offered to the public generally pursuant to a registration statement under the Securities Act, (iii) securities issued pursuant to the acquisition of another corporation or entity by the Company by merger, purchase of all or substantially all of the assets or other reorganization whereby the Company acquires substantially all the assets of such other corporation or entity or the Company or its stockholders own more than fifty percent (50%) of the voting power of the surviving or successor corporation, (iv) up to 8,366,100 shares of the Company's Common Stock or related options, warrants or other rights to purchase such Common Stock, including options, warrants or other rights outstanding as of the date hereof, issued to employees, officers and directors of, and consultants to, the Company, pursuant to arrangements approved by the Board of Directors of the Company provided that the foregoing number of shares shall be increased by the number of shares of Common Stock that were outstanding prior to the date of this Agreement and that are repurchased by the Company at cost upon termination of the holder's service relationship with the Company, (v) any other stock issued pursuant to any rights, agreements or convertible securities, including without limitation options and warrants, provided that the rights of first offer established by this Section 7 applied with respect to the initial sale or grant by the Company of such rights, agreements or convertible securities, (vi) up to 11,000 shares of Series B Preferred Stock issuable upon exercise of the Warrant, (vii) up to 125,806 shares of Series C Preferred Stock issuable to Comdisco upon exercise of warrants to purchase Series C Preferred Stock issued to Comdisco, (viii) up to 125,806 shares of Series C Preferred Stock issuable upon exercise of Series C Preferred Stock warrants issuable to Comdisco pursuant to commitments in effect as of the date hereof, (ix) up to 1,150,000 shares of Series E Preferred Stock issuable upon exercise of warrants issuable to loan origination software vendors (the "Series E Warrants"), (x) stock issued in connection with any stock split, stock dividend or other recapitalization by the Company, (xi) the issuance of stock or warrants in connection with equipment lease financing transactions or bank financing transactions unanimously approved by the Board of Directors, where the issuance of such shares is not principally for the purpose of raising additional equity capital for the Company, (xii) up to 88,569 shares of Common Stock issued to Stephen K. Fraser pursuant to a consulting agreement approved by the Board of Directors of the Company, or (xiii) up to an aggregate of 50,000 shares of the Company's Common Stock issued after the date of this Agreement pursuant to unanimous approval by the Board of Directors of the Company that the Board of Directors unanimously determines are specifically excluded from this right of first offer.

               (c) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Qualified Investor written notice of its intention, describing the amount and type of New Securities, and the price and terms upon which the Company proposes to issue the same. Each Qualified Investor shall have twenty (20) days from the date of receipt of any such notice to agree to purchase up to its respective Pro Rata Share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

               (d) In the event all of the New Securities are not elected to be purchased pursuant to Section 7 above, the Company shall have one hundred and twenty (120) days thereafter to sell the New Securities not elected to be purchased at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company's notice to Qualified Investors pursuant to Section 7(c). In the event the Company has not sold the New Securities within said one hundred and twenty (120) day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities in the manner provided in Section 7(c) above.

     8.   Right to Participate in Initial Public Offering.
          -----------------------------------------------

          8.1  Grant of Rights.  The Company hereby agrees to cause the
               ---------------
underwriters of its initial public offering (the "IPO") to allocate to each Qualified Investor who holds shares of Series C Preferred Stock or Series C Conversion Shares (as defined below), without regard to the number of such shares held (a "Series C Investor") and each Qualified Investor who holds shares of Series E Preferred Stock or Series E Conversion Shares (as defined below), without regard to the number of such shares held (a "Series E Investor"), a right to purchase certain shares of Common Stock in the IPO, subject to the terms and conditions of this Section 8. For purposes of this Section 8, "Series C Investor" includes any Series C Investor's general partners, managing members and affiliates that hold shares of Series C Preferred Stock or Series C Conversion Shares. In addition, for the purposes of this Section 8, "Series E Investor" includes any Series E Investor's general partners, managing members and affiliates that hold shares of Series E Preferred Stock or Series E Conversion Shares.

          8.2  Allocation of Shares.
               --------------------

               (a) In connection with the IPO, subject to the approval of the Company's Board of Directors in consultation with the managing underwriters of the IPO, which approval shall not be unreasonably withheld (subject to Section 8.2(c)), the Company will cause the underwriters of the IPO to offer to each Series C Investor its IPO Pro Rata Share (as defined in Section 8.3(b)) of a number of shares of the Company's Common Stock to be sold in the IPO (the "Series C IPO Shares") equal to an amount no less than $1,500,000 divided by the midpoint of the filing range set forth in the preliminary prospectus.

               (b) In connection with the IPO, subject to the approval of the Company's Board of Directors in consultation with the managing underwriters of the IPO, which approval shall not be unreasonably withheld (subject to Section 8.2(c)), the Company will cause the underwriters of the IPO to offer to each Series E Investor its IPO Pro Rata Share (as defined in Section 8.3(c)) of a number of shares of the Company's Common Stock to be sold in the IPO (the "Series E IPO Shares," and, together with the Series C IPO Shares, the "IPO Shares") equal to an amount no less than $1,500,000 divided by the midpoint of the filing range set forth in the preliminary prospectus.

               (c) For purposes of Sections 8.2(a) and 8.2(b), the approval of the Board of Directors shall be deemed to have been reasonably withheld if the Board determines in good faith that (i) the allocation of IPO Shares pursuant to Sections 8.2(a) and 8.2(b) is reasonably likely to be materially detrimental to the success of the IPO, (ii) based on an opinion of underwriter's or the Company's counsel, such allocation of IPO Shares pursuant to Sections 8.2(a) and 8.2(b) violates applicable securities laws including, but not limited to, Section 5 of the Securities Act, or (iii) based on an opinion of underwriters' counsel, such allocation of IPO Shares pursuant to Sections 8.2(a) and 8.2(b) violates applicable rules and regulations, including, without limitation, the "Free Riding and Withholding" and other applicable conduct rules of the National Association of Securities Dealers.

          8.3  Allocation Procedures.  The procedures for allocating IPO Shares
               ---------------------
shall be as follows (or shall conform to such other procedures as the managing underwriters of the IPO may reasonably propose):

               (a)  The Company shall deliver a notice in accordance with
Section 166 ("IPO Notice") to the Series C Investors and the Series E Investors stating (i) its bona fide intention to consummate the IPO, (ii) the amount of Common Stock proposed to be offered (including the number of shares, when determined) and (iii) the proposed price range (if such a price range will be set forth on the cover of the preliminary prospectus). The preliminary prospectus for the IPO shall accompany the IPO Notice if available or shall be delivered to the Series C Investors and the Series E Investors as soon after delivery of the IPO Notice as such preliminary prospectus becomes available.

               (b) Each Series C Investor shall have the right to purchase from the managing underwriters, at the public offering price appearing on the final prospectus for the IPO, up to that number of Series C IPO Shares (the Series C Investor's "IPO Pro Rata Share") that equals that number of Series C IPO Shares multiplied by (i) the number of shares of Common Stock of the Company then issued or issuable to that Series C Investor upon conversion of shares of Series C Preferred Stock ("Series C Conversion Shares") divided by (ii) the number of Series C Conversion Shares then held or deemed to be held by all of the Series C Investors.

               (c) Each Series E Investor shall have the right to purchase from the managing underwriters, at the public offering price appearing on the final prospectus for the IPO, up to that number of Series E IPO Shares (the Series E Investor's "IPO Pro Rata Share") that equals the full number of Series E IPO Shares multiplied by (i) the number of shares of Common Stock of the Company then issued or issuable to that Series E Investor upon conversion of shares of Series E Preferred Stock (the "Series E Conversion Shares") divided by (ii) the number of Series E Conversion Shares then held or deemed to be held by all of the Series E Investors.

               (d) Each Series C Investor that offers to purchase its full IPO Pro Rata Share (a "Fully-Exercising Series C Investor") may, by so specifying in its notice of election, offer to purchase Series C IPO Shares for which other Series C Investors were entitled to subscribe but which were not subscribed for by such Series C Investors; including Series C Investors whose subscriptions are void pursuant to Section 8.3(f) (the "Unsubscribed Series C IPO Shares"). In making such offer, the Fully-Exercising Series C Investor shall specify the maximum number of shares that such Fully-Exercising Series C Investor is offering to purchase, or alternatively may state that it is offering to purchase any and all shares that are allocated to the Series C Investors. Such Fully-Exercising Series C Investor shall be entitled to purchase up to that portion of the Series C IPO Shares that is equal to (i) the number of Series C Conversion Shares then held or deemed to be held by that Fully-Exercising Series C Investor divided by

(ii) the number of Series C Conversion Shares then held or deemed to be held by all of the Fully-Exercising Series C Investors who are subscribing for the Unsubscribed Series C IPO Shares. Any Series C IPO Shares remaining unallocated at the conclusion of such reallocation among Fully-Exercising Series C Investors shall be further reallocated at the sole discretion of the managing underwriters.

               (e) Each Series E Investor that offers to purchase its full IPO Pro Rata Share (a "Fully-Exercising Series E Investor") may, by so specifying in its notice of election, offer to purchase Series E IPO Shares for which other Series E Investors were entitled to subscribe but which were not subscribed for by such Series E Investors; including Series E Investors whose subscriptions are void pursuant to Section 8.3(f) (the "Unsubscribed Series E IPO Shares"). In making such offer, the Fully-Exercising Series E Investor shall specify the maximum number of shares that such Fully-Exercising Series E Investor is offering to purchase, or alternatively may state that it is offering to purchase any and all shares that are allocated to the Series E Investors. Such Fully-Exercising Series E Investor shall be entitled to purchase up to that portion of Series E IPO Shares that is equal to (i) the number of Series E Conversion Shares then held or deemed to be held by that Fully-Exercising Series E Investor divided by (ii) the number of Series E Conversion Shares then held or deemed to be held by all of the Fully-Exercising Series E Investors who are subscribing for the Unsubscribed Series E IPO Shares. Any Series E IPO Shares remaining unallocated at the conclusion of such reallocation among Fully-Exercising Series E Investors shall be further reallocated at the sole discretion of the managing underwriters.

               (f) In offering to purchase IPO Shares, a Series C Investor or Series E Investor may specify a price range above or below which the offer shall be void.

     9.   Issuances to Employees and Consultants; Insurance.
          -------------------------------------------------

          9.1  Vesting and Transfer Restrictions.  Unless otherwise determined
               ---------------------------------
by a majority of the members of the Board of Directors elected by, as the case may be, the holders of Series A Preferred Stock, the holders of Series B Preferred Stock, the holders of Series C Preferred Stock, the holders of Series D Preferred Stock or the holders of Series E Preferred Stock, each voting as a separate series, following the Closing (as defined in the Series E Purchase Agreement), the Company shall not issue shares of Common Stock or other securities of the Company or any option, warrant or right to acquire such shares to any of its employees, officers, directors or consultants which vest on a schedule other than twenty-five percent (25%) vesting at the end of the first year of the holder's employment or service with the Company and the remaining seventy-five percent (75%) vesting on a monthly basis over the following thirty-six months, with unvested shares being repurchasable by the Company or its assignee at cost upon termination of the holder's employment or services with the Company for any reason. No shares of Common Stock or other securities of the Company issued to employees, officers, directors and consultants of the Company shall be transferable other than to the Company or the Holders prior to vesting, and all such shares shall be subject to market standoff agreements at least as restrictive as those set forth in Section 11 hereof in connection with the initial public offering of the Company's securities.

          9.2  Right of First Refusal.  All such shares issued to any employee,
               ----------------------
officer, director or consultant shall be subject to a right of first refusal held, initially, by the Company and, secondarily if the Company does not exercise its right, by the Holders pro rata in proportion to the number of shares of Conversion Stock held, or issuable upon conversion of Preferred Stock held, by each. Upon receipt of any notice of a proposed sale that will be subject to such right of first refusal, unless the Company exercises its right in full, it will use its best efforts to forward the notice to the Holders a reasonable time prior to the time when the right of first refusal lapses to enable the Holders to evaluate whether to exercise such right.

          9.3  Key Person Insurance.  The Company shall maintain a One Million
               --------------------
Dollar ($1,000,000) insurance policy in favor of the Company on the life of Richard Wilkes, as long as he is employed by the Company. The Company covenants that it will not assign the benefits of such key person insurance, except to an acquiror of the Company or substantially all of its assets. Any insurance obligations of the Company under this Section 9.3 shall terminate upon the Company's initial public offering.

     10.  Termination of Covenants.  The covenants set forth in Sections 6, 7,
          ------------------------
9, 131 and 15 shall terminate and be of no further force or effect upon the consummation of a firm commitment underwritten public offering at a price of $8.00 per share and of an aggregate value of $15,000,000 or at such time as the Company (or if the Company is acquired, the survivor) is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, whichever shall occur first (the "Termination Date"). The covenants set forth in Section 13.2 shall terminate and be of no further force and effect on the fifth (5th) anniversary of the Termination Date. The covenants set forth in Section 14 shall terminate and be of no further force or effect as to any SBIC Investor at such time as such SBIC Investor no longer holds shares of Preferred Stock or Conversion Stock.

     11.  Standoff Agreement.  In connection with the initial public offering of
          ------------------
the Company's securities, each Investor and Holder agrees, upon request of the Company or the underwriters managing such offering, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration), IPO Shares or Series E IPO Shares without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the underwriters, provided that all officers and directors of the Company who own more than one percent (1%) of the outstanding capital stock of, or hold options to purchase stock of, the Company, and all Holders, Permitted Holders and other persons with registration rights, also agree to such restrictions. The Investors and Holders agree that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this Section 11. The Company shall cause the underwriters to agree that they shall not waive or terminate the foregoing transfer restrictions as to any securities, except (i) with respect to up to 5,000 shares sold by any single stockholder or group of affiliated stockholders (as such number may be adjusted for stock splits, reverse stock splits and the like) or (ii) in the case of financial hardship on the part of the holder of such securities, unless each Holder is granted the same waiver or termination on a pro rata basis, or unless the Holders of two-thirds (2/3) of the Registrable Securities then outstanding consent to such waiver or termination, which consent shall not be unreasonably withheld.

     12.  Determination of Share Amounts and Percentages.  For the purposes of
          ----------------------------------------------
determining the minimum holdings set forth in this Agreement, including without limitation the minimum holdings pursuant to Sections 510, 5.11, 6, 7, 8, 161 and 161, the following rules shall govern:

               (a) All shares held by entities affiliated with the holder shall be deemed held by such holder, and any holder which is a partnership shall be deemed to hold any shares of Preferred Stock and/or Conversion Stock originally purchased by such holder and subsequently distributed to partners of such holder, but which have not been resold by such partners.

               (b) When shares of Preferred Stock are counted together with shares of Conversion Stock or shares of Common Stock, shares of Preferred Stock shall be counted on an as-converted into Common Stock basis, and the term "Conversion Stock" shall mean only the shares of Common Stock which have been issued pursuant to conversion of Preferred Stock.

     13.  Section 1202.
          ------------

          13.1 Section 1202 Compliance.  The Company shall use its reasonable
               -----------------------
best efforts to:

               (a) comply with the reporting and recordkeeping requirements of Sections 1202 of the Internal Revenue Code of 1986, as amended (the "Code"); and

               (b)  refrain from taking any of the following actions:

                    (i) within one (1) year after the date hereof, purchasing an amount of its own stock (within the meaning of Section 1202(c)(3) of the Code) having an aggregate value at the time(s) of purchase exceeding five percent (5%) of the aggregate value of all of its outstanding stock determined as of the date one (1) year prior to the date hereof, other than repurchases of unvested stock from terminated employees, consultants or other service providers at the original purchase price in transactions approved by the Board of Directors;

                    (ii) conducting any of the following businesses (as defined for purposes of Section 1202(e)(3) of the Code), except to the extent that the activities described in the Company's Business Overview that was provided to the Investors in connection with the offer and sale of Series D Preferred Stock, or approved by the Board of Directors of the Company including the affirmative vote of a director nominated by the holders of Series C Preferred Stock would be treated as constituting the conduct of any such business:

                           (A) any business involving the performance of
services in the fields of law, accounting, actuarial science, performing arts, athletics or brokerage services;

                           (B) any banking or insurance business;

                           (C) any farming business (including the business of
raising or harvesting trees);

                           (D) any business involving the production or
extraction of natural resources with respect to which a deduction is allowable under Section 613 or 613A of the Code; or

                           (E) any business of operating a hotel, motel,
restaurant or similar establishment;

                    (iii) permitting more than ten percent (10%) of the value of its assets to consist of stock issued by other companies (other than stock of companies that qualify as subsidiaries of the Company within the meaning of
Section 1202(e)(5) of the Code or stock that is held as working capital or reasonably expected to be sold within two years to finance research and experimentation within the meaning of Section 1202(e)(6) of the Code);

                    (iv) permitting more than ten percent (10%) of the value of its assets to consist of real property that is not used in the active conduct of a qualified trade or business within the meaning of Section 1202(e)(7) of the Code;

                    (v) making an election under Section 936 of the Code (relating to the Puerto Rico and possessions tax credit) or permitting a subsidiary to make such an election; or

                    (vi) in a single transaction or series of related transactions, raising capital through the issuance of securities or the incurrence of indebtedness if such transaction or series of related transactions would cause the Company to fail to satisfy the active business requirement set forth in Section 1202(e)(1) of the Code by virtue of holding excess cash or investment assets.

For purposes of the foregoing, any valuation or other determination (including, without limitation, a determination that a specific course of action does not constitute the conduct of a business described in Section 13 above) made by the Company's Board of Directors in good faith or for which there was, at the time made, a reasonable basis in law or fact shall be conclusive.

          13.2 Certification as to Compliance.  The Company shall submit to the
               ------------------------------
Investors and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and any related Treasury Regulations. In addition, within thirty (30) days after any written request of any Investor, the Company will deliver to such Investor a certificate in the form attached hereto as Exhibit A (a "QSBS Certificate") informing the Investor whether such Investor's interest in the Company constitutes, to the best of the Company's knowledge, a qualified small business stock, as defined in Section 1202(c) of the Code. The Company's obligation to furnish a QSBS Certificate pursuant to this Section 13.2 shall continue notwithstanding the fact that a class of the Company's stock may be traded on an established securities market.

     14.  SBA Matters.
          -----------

          14.1 Use of Proceeds.  The proceeds from the issuance and sale of the
               ---------------
Series E Preferred Stock pursuant to the Series E Purchase Agreement (the "Proceeds") shall be used by the Company for its growth, modernization or expansion. The Company shall provide each SBIC Investor and the Small Business Administration (the "SBA") reasonable access to the Company's books and records for the purpose of confirming the use of the Proceeds.

          14.2 Business Activity.  For a period of one year following the
               -----------------
Closing (as defined in the Series D Purchase Agreement), the Company shall not change the nature of its business activity if such change would render the Company ineligible as provided in 13 C.F.R. (S) 107.720.

          14.3 Compliance.  So long as any SBIC Investor holds any securities of
               ----------
the Company, the Company will at all times comply with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.

          14.4 Information for SBIC Investor.  Within 45 days after the end of
               -----------------------------
each fiscal year and at such other times as an SBIC Investor may reasonably request, the Company shall deliver to such SBIC Investor a written assessment, in form and substance satisfactory to such SBIC Investor, of the economic impact of such SBIC Investor's financing specifying the full-time equivalent jobs created or retained in connection with such investment, and the impact of the financing on the Company's business in terms of profits and on taxes paid by the Company and its employees. Upon request, the Company agrees to promptly provide each SBIC Investor with sufficient information to permit such Purchasers to comply with their obligations under the Small Business Investment Act; provided, however, each SBIC Investor agrees that it will protect any information which the Company labels as confidential to the extent permitted by law. Any submission of any financial information under this section shall include a certificate of the Company's president, chief executive officer, treasurer or chief financial officer. The Company shall provide each SBIC Investor and the SBA reasonable access to the Company's books, records and properties for the purposes of confirming the use of the proceeds received hereunder.

          14.5 Number of Holders of Voting Securities.  So long as any SBIC
               --------------------------------------
Investor holds any securities purchased pursuant to the Series C, Series D or Series E Purchase Agreement or issued by the Company with respect thereto, the Company shall notify each SBIC Investor (i) at least 15 days prior to taking any action after which the number of record holders of the Company's voting securities would be increased from fewer than 50 to 50 or more, if, immediately following such action, such SBIC Investor, together with its affiliates and associates, will own at least 25% of the Company's outstanding voting securities, and (ii) of any other action or occurrence after which the number of record holders of the Company's voting securities was increased (or would increase) from fewer than 50 to 50 or more, as soon as practicable after the Company becomes aware that such other action or occurrence has occurred or is proposed to occur.

     15.  Additional Covenants.
          --------------------

          15.1 Certain Transactions.  The Company shall not enter into any (i)
               --------------------
material agreement or transaction with any affiliate of the Company (as defined in Rule 144 promulgated under the Securities Act), other than a Purchaser under the Series E Purchase Agreement, (ii) sale or exclusive license, to any third party, of any intellectual property material to the Company, or (iii) repurchase of its Common Stock above cost unless, in each case, the

Company, in addition to all consents and approvals that may be required by the Company's Bylaws and Certificate of Incorporation, also obtains the approval of a majority of the members of the Board of Directors of the Company who have been elected by the holders of Preferred Stock.

          15.2 Nondisclosure and Confidentiality Agreement.  With respect to any
               -------------------------------------------
current employee that has executed a Nondisclosure and Confidentiality Agreement that contains an expiration date, the Company shall use its best efforts to cause such employee, prior to that expiration date, to enter into a new agreement containing no expiration date and otherwise containing terms and conditions that are no less favorable to the Company than the employee's current Nondisclosure and Confidentiality Agreement.

          15.3 Like Treatment of Holders.  Neither the Company nor any of its
               -------------------------
affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, payment for the redemption or exchange of any shares of any series of its Preferred Stock (all such series being collectively referred to as "Preferred Stock"), or otherwise, to any holder of Preferred Stock for or as an inducement to, or in connection with solicitation of, any consent, waiver or amendment of any terms or provisions of its Preferred Stock or this Agreement, the Company's Certificate of Incorporation, the Third Amended and Restated Voting Agreement of even date herewith or the Fourth Amended and Restated Co-Sale Agreement of even date herewith, unless such consideration is paid to all holders of Preferred Stock bound by such consent, waiver or amendment, whether or not such holders so consent, waive or agree to amend and whether or not such holders tender their Preferred Stock for redemption or exchange.

     16.  Miscellaneous.
          -------------

          16.1 Amendments.
               ----------

               (a) Any provision of Section 5 of this Agreement or this Section 161 may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding or deemed to be outstanding. Any amendment or waiver effected in accordance with this Section 161 shall be binding upon each Investor and each Holder of Registrable Securities at the time outstanding or deemed to be outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

               (b) Any provision of Section 8 or this Section 161 may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Series C Investors holding two-thirds (2/3) of the Series C Preferred Stock or Series C Conversion Stock then held by all of the Series C Investors; provided, however, that nothing in this paragraph shall in any way limit the discretion of the Board of Directors of the Company set forth in Section 8.2 with respect to allocation of IPO Shares to Series C Investors.

               (c)  Any provision of Section 14 of this Agreement or this
Section 16.1(c) may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and each SBIC Investor.

               (d) Except as expressly provided herein, no other section of this Agreement may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that holders of a majority of the Preferred Stock and Conversion Stock outstanding or issuable upon conversion of outstanding Preferred Stock may, with the Company's prior written consent, waive, modify or amend on behalf of all holders any provisions hereof other than the provisions of Sections 5, 8 and 14 so long as the effect thereof will be that all such persons will be treated in the same manner.

          16.2 Governing Law.  This Agreement and the legal relations between
               -------------
the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of California. The parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of California with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

          16.3 Entire Agreement.  This Agreement constitutes the full and entire
               ----------------
understanding and agreement between the parties regarding the matters set forth herein. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.

          16.4 Prior Rights Agreement Superseded.  Pursuant to Section 16.1 of
               ---------------------------------
the Prior Rights Agreement, the undersigned parties who are parties to such Prior Rights Agreement hereby restate the Prior Agreement to read in its entirety as set forth in this Agreement, such that the Prior Rights Agreement is hereby terminated and entirely replaced and superseded by this Agreement.

          16.5 Waiver of Right of First Refusal.  Pursuant to Section 16.1(d) of
               --------------------------------
the Prior Rights Agreement, the undersigned parties, constituting all of the parties to such Prior Rights Agreement hereby waive all of such parties' right of first refusal under Section 7 of the Prior Rights Agreement with respect to the Company's issuance of Series E Preferred Stock under this Agreement.

          16.6 Notices, Etc.  All notices and other communications required or
               -------------
permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery to the party to be notified twenty-four (24) hours after confirmed transmission of a facsimile, one business day after deposit with a recognized overnight courier and four business days after deposit in the U.S. mail, certified or registered, return receipt requested, addressed (a) if to an Investor, at such Investor's address or addresses as set forth on the Schedule of Investors attached hereto, or at such other address or addresses as such Investor shall have furnished to the Company in writing in accordance with this
Section 166, with a copy to special counsel to the Investors, (b) if to any other holder of Preferred Stock or Conversion Stock, at such address as such holder shall have furnished the Company in writing in accordance with this
Section 166, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder thereof who has so furnished an address to the Company, or (c) if to the Company, at its principal office with a copy to Gray Cary Ware & Freidenrich, 400 Hamilton Avenue, Palo Alto, CA 94301-1825, Attn: Paul A. Blumenstein.

          16.7   Consent to Grant of Warrants.  Pursuant to Section 7 of the
                 ----------------------------
Company's Fifth Amended and Restated Certificate of Incorporation, the holders of Preferred Stock of the Company hereby consent to the issuance of the Series E Warrants and the shares of Series E Preferred Stock issuable upon exercise thereof.

          16.8   Counterparts.  This Agreement may be executed in any number of
                 ------------
counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          16.9   Attorney's Fees.  In the event of any action to enforce any of
                 ---------------
the terms of this Agreement, the prevailing party shall be entitled to reimbursement from the non-prevailing party of its costs and expenses (including reasonable attorneys' fees) incurred in connection therewith, in addition to all other remedies and relief to which such prevailing party is entitled.

          16.10  Severability.  If any provision of this Agreement shall be
                 ------------
judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.